EXHIBIT 15.3

November 4, 2016

To the Board of Directors and Shareholder of
MidAmerican Energy Company
Des Moines, Iowa

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of MidAmerican Energy Company for the periods ended September 30, 2016 and 2015, as indicated in our report dated November 4, 2016 (which included an explanatory paragraph regarding discontinued operations); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, is incorporated by reference in the Registration Statement No. 333-206980 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Des Moines, Iowa